Exhibit 10.2

                            ASSET PURCHASE AGREEMENT


      This Agreement (this "Agreement") is made and entered into as of March __, 2002 by and between Inclusion, Inc., a California corporation (hereinafter referred to as "Inclusion"), and Planet-Intra.com International Ltd, a British Virgin Islands corporation (hereinafter referred to as "PLATO")

                              Preliminary Statement

      PLATO is engaged principally in the business of creating and marketing Internet collaboration software.

      Inclusion desires to purchase, and PLATO desires to sell, certain of the assets and the Business of PLATO, for the consideration set forth below and for the assumption of certain of PLATO's liabilities as set forth below subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Sale and Delivery of the Assets

      1.1 Delivery of the Assets.

      (a) Subject to and upon the terms and conditions of this Agreement, except as specifically provided in Section 1.3 hereof, at the closing of the transactions contemplated by this Agreement (the "Closing"), PLATO shall sell, transfer, convey, assign and deliver to Inclusion, and Inclusion shall purchase from PLATO, free and clear of all liens, liabilities, security interests, leasehold interests and encumbrances of any nature whatsoever (except as otherwise expressly provided herein), all of the properties, assets and other claims, rights and interests of PLATO which are necessary to conduct the Business as it is conducted as of the date hereof, and which are otherwise owned by PLATO, whether reflected on the financial statements of PLATO or not, of whatever kind, character or description, whether real, personal or mixed, tangible or intangible, wherever situated, including without limitation:

            (i) all inventories of raw materials, work in process, goods in transit (i.e., inventories purchased by, but not delivered to, PLATO), finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items (collectively, the "Inventory");

            (ii) those prepaid expenses set forth in Schedule 1.1(a)(ii);


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            (iii) all rights under all contracts, agreements, leases, licenses, purchase orders, customer sales agreements and other instruments to which PLATO is a party, including, without limitation, those set forth on Schedule 2.9 and
Schedule 2.13 attached hereto (collectively, the "Contract Rights");

            (iv) all books and records; accounts; customer lists; correspondence; production records; technical, accounting, manufacturing and procedural manuals; development and design data; specifications and drawings; employment and personnel records; and other useful business records, including electronic media, and any confidential or other information which has been reduced to writing, utilized in the conduct of or relating to the Business or the Assets (as hereinafter defined), subject to PLATO's right to retain copies thereof which PLATO reasonably requires for its ongoing operation, winding-up or dissolution;

            (v) all rights of PLATO under express or implied warranties from the suppliers of the Assets to the extent transferable (but excluding such rights insofar as the same pertain to liabilities retained by PLATO hereunder);

            (vi) the motor vehicles listed on Schedule 1.1(a)(vi);

            (vii) all of the machinery, equipment, computers, telecommunication systems, fittings and other office equipment, furniture, leasehold improvements and construction in progress on the date hereof whether or not reflected as capital assets in the accounting records of PLATO which are owned by PLATO and used or useful in the Business including, but not limited to, all of the foregoing located at the locations set forth on Schedule 1.1(a)(vii) (collectively, the "Fixed Assets");

            (viii) all right, title and interest of PLATO in and to all intangible property rights relating to the Business, including, but not limited to, copyright software, in object and source code forms, in whatever stage of development, inventions, discoveries, trade secrets, processes, formulas, know-how, United States and international equivalent patents, patent applications, trade names, including but not limited to the names "Planet Intra" and "Intra.Net", or any derivation thereof and those names listed on Schedule
2.20 attached hereto, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, certification marks, industrial designs, technical expertise, research data and other similar property and the registrations and applications for registration thereof owned by PLATO or, where not owned, used by PLATO in the Business and all goodwill associated thereto and all licenses and other agreements to which PLATO is a party (as licensor or licensee) or by which PLATO is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property");

            (ix) all transferable approvals, authorizations, certifications, consents, variances, permissions, licenses and permits to or from, or filings, notices or recordings


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to or with, federal, state, international equivalent, and local governmental authorities as held or effected by PLATO in connection with the Assets;

            (x) all of PLATO's goodwill and the exclusive right to use the names of PLATO as all or part of a corporate name;

            (xi) Except for those specifically above excluded, all accounts receivable and notes receivable, including, without limitation, those set forth on Schedule 2.11 (including any security held by PLATO for the payment thereof) (collectively, the "Accounts Receivable");

            (xii) any refunds of federal, state, international equivalent or local income or other tax paid by PLATO;

            (xiii) cash or cash equivalents ("Cash"); and

            (xiv) except as specifically provided in Section 1.3 hereof, all other assets, properties, claims, rights and interests of PLATO which relate to the Business and exist on the date hereof, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

      (b) Notwithstanding the provisions provided in Section 1.1(a) above, the assets to be transferred to Inclusion under this Agreement shall not include:

            (i) any of PLATO's rights or consideration under this Agreement;

            (ii) all or any of the equity interest of PLATO in any of its subsidiaries;

            (iii)any accounts receivable owing or accrued to PLATO by any of its subsidiaries;

            (iv) any Loans due or accrued to PLATO by any of its subsidiaries;
            and

            (v) those assets listed in Schedule 1.3 attached hereto.

      The assets listed under points (i) to (v) in this section are collectively referred to in this Agreement as the "Excluded Assets"

      (c) The Inventory, Contract Rights, Fixed Assets, Intangible Property, Accounts Receivable, Cash and other properties, assets and business of PLATO described in Section 1.1(a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets. "


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      1.2 Further Assurances.

      (a) At the Closing, PLATO shall execute and deliver a Bill of Sale (the "Bill of Sale") substantially in the form attached hereto as Exhibit A, and the assignments described in Sections 8.12(b) and (c) hereof. At any time and from time to time after the Closing, at Inclusion's request and without further consideration, PLATO (or its successor) promptly shall execute and deliver such assignments of leases and other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Inclusion may reasonably request to more effectively transfer, convey and assign to Inclusion, and to confirm Inclusion's title to, all of the Assets and the Business, to put Inclusion in actual possession and operating control thereof, to assist Inclusion in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

      (b) PLATO and Inclusion each will use its best efforts to obtain as promptly as possible written consents to the transfer, assignment or sublicense to Inclusion of all agreements, commitments, purchase orders, contracts, licenses, leases, rights and other contract documents being transferred pursuant to Section 1.1(a) hereof where the approval or other consent of any other person is required. If any such approval or consent cannot be obtained, or if the parties hereafter agree in writing that it is not in their respective best interests to obtain any such approval or other consent, PLATO will cooperate with Inclusion in any reasonable arrangement designed to provide Inclusion with substantially the same economic benefits as if such approval or other consent had been obtained and the transfer effected on or before the date hereof.

      1.3 Assumption of Liabilities.

      (a) At the Closing, Inclusion shall execute and deliver an Assumption Agreement (the "Assumption Agreement") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to (i) perform, pay and discharge all those liabilities and obligations set forth on Schedule 1.3(a)(i) attached hereto which were incurred in the ordinary course of business of the Business and are outstanding on the date hereof (the obligations set forth in (i) are collectively, the "Assumed Current Liabilities"; (ii) perform in accordance with their terms those obligations outstanding on the date hereof under the Contract Rights and (iii) perform in accordance with their terms those liabilities arising after the date hereof from any agreement, contract, commitment or other contract documents which Inclusion has requested be transferred to it pursuant to Section 1.1 (a) but which has not been so transferred due to the failure of PLATO to obtain the consent or approval required for such transfer, provided that Inclusion has received substantially the same economic benefit of such contract as if such consent or approval had been obtained (the obligations set forth in (i), (ii) and (iii) are, collectively, the "Assumed Liabilities").

      (b) Except as otherwise provided in Subsection (a) above, Inclusion shall not assume any of the liabilities of PLATO and shall purchase the Assets free and clear of all liens, mortgages, security interests, encumbrances and claims and PLATO represents, warrants and agrees that Inclusion shall not be or become liable for any claims, demands, liabilities or obligations not expressly assumed in this Agreement of any kind whatsoever


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arising out of or relating to the conduct of the Business by PLATO, the Assets, the Assumed Liabilities or otherwise owed by PLATO relating to periods prior to the date hereof. Without limiting the foregoing, Inclusion shall not at the Closing assume or agree to perform, pay or discharge, and PLATO shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of PLATO other than the Assumed Liabilities, including but not limited to:

            (i) except as set forth in Section 1.2 hereof, severance, termination or other payments or benefits (including but not limited to post-retirement benefits) including but not limited to those owing under PLATO's severance policy or any employment agreement to any employees (union or non-union), sales agents or independent contractors employed by PLATO prior to the Closing (collectively, "PLATO's Employees'), liabilities arising under any federal, state, local or the international equivalent "plant closing law", liabilities accruing under PLATO's employee benefit plans, vacation pay plans or programs, retirement plans, and liabilities for any employee benefit plan (except those liabilities to PLATO's Employees who become employees of Inclusion after the Closing relating solely to and arising solely out of their term of employment with Inclusion ), as the case may be;

            (ii) worker's compensation claims arising from events prior to the Closing;

            (iii) stock option or other stock-based awards made to PLATO's Employees;

            (iv) liabilities for any federal, state, local or the international equivalent income taxes (including interest, penalties and additions to such taxes) or any deferred income taxes of the Selling Parties;

            (v) liabilities for any payroll taxes (including additions to such taxes), except those liabilities to PLATO's Employees who become employees of Inclusion after the Closing relating solely to and arising solely out of their term of employment with Inclusion , as the case may be;

            (vi) liabilities incurred for violations of occupational safety, wage, health, welfare, employee benefit or environmental laws or regulations prior to the date hereof;

            (vii) liabilities to the extent related solely to the Excluded
Assets;

            (viii) except as provided in Section herein, any tax (including but not limited to any federal, state, local or the international equivalent income, franchise, single business, value added, excise, customs, intangible, sales, transfer, recording, documentary or other tax) imposed upon, or incurred by, PLATO , if any, in connection with or related to this Agreement or the transactions contemplated hereby (including interest, penalties and additions to such taxes);


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            (ix) liabilities for any commercial rent taxes to the extent accrued but not paid prior to the date hereof,

            (x) other than the Assumed Liabilities, any liabilities of PLATO to third parties arising out of the failure of PLATO to obtain any necessary consents to the assignment to Inclusion of contracts or leases to which PLATO is a party (including damages asserted by third parties for breach of such contracts or leases due to the failure to obtain such consents);

            (xi) liabilities, contingent or otherwise, which are not disclosed on the Financial Statements (as defined below) or arising in the ordinary course of business since September 30, 2001 not to exceed $(NONE) in the aggregate or on Schedule 1.3(a)(i) or Schedule 1.3(a)(iii);

            (xii) liabilities of PLATO for any state or provincial franchise taxes or annual license or other fees relating to qualification as a international corporation or authorization to do business in such states (including interest, penalties and additions to such taxes and fees); and

            (xiii) any other liabilities of any kind or nature whether now in existence or arising hereafter not expressly assumed by Inclusion under Section 1.3(a) hereof.

      1.4 Purchase Price and Adjustments. In consideration of the transfer of the Business and Assets of PLATO to Inclusion hereunder, and subject to the terms and conditions herein,

      (a) Inclusion shall assume the Assumed Liabilities

      (b) PLATO shall receive at Closing, 4,735,714 shares of newly issued common stock in a publicly traded company ("PubCo Shares") to be acquired by Inclusion ("PubCo") whose shares are traded on the Over-the-Counter Bulletin Board ("OTCBB") subject to adjustment as set forth below (the "Purchase Price"); provided however, that 500,000 of these PubCo shares shall be placed in escrow with a third party, pursuant to a Retention Agreement, for a period of six months. Inclusion, may at its discretion, issue up to 40% of the PubCo Shares in the form of a fully paid up warrant convertible at any time into PubCo Shares within 12 months of Closing.

      (c) In the event that any accounts receivable of PLATO existing as of the Closing Date is not fully collected within 180 days thereafter, the Purchase Price for PLATO shall be deemed to be reduced by the total amount of all such uncollected accounts receivable

      (d) In the event that 150 days following the Closing Date, the debt of PLATO, as defined below, shall exceed $(none), the Purchase Price shall be deemed to be reduced by the amount that the debt exceeds $(none). For the purposes of this section, PLATO's debt shall be defined as long term (including the current portion of long-term debt) notes


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payable, bank debt, capital leases, (excluding real estate leases) and the amount of current accounts payable as of the Closing Date.

      (e) In the event that any accounts receivable of Inclusion existing as of the Closing Date is not fully collected within 180 days thereafter, the Purchase Price for PLATO shall be deemed to be increased by 1.857 times the total amount of all such uncollected accounts receivable.

      (f) In the event that 150 days following the Closing Date, the debt of Inclusion, as defined below, shall exceed $(none), the Purchase Price for PLATO shall be deemed to be increased by 1.857 times the amount that the debt exceeds $(none). For the purposes of this section, Inclusion's debt shall be defined as long term (including the current portion of long-term debt) notes payable, bank debt, capital leases, (excluding real estate leases) and the amount of current accounts payable as of the Closing Date.

      (g) In the event that the actual average price of PubCo shares for the month preceding the first anniversary of the Closing Date is less than $2 per share, the Purchase Price shall be increased proportionately to compensate for the amount by which the actual average share price is less than $2. For example, if the actual average share price as defined in this section is $1 i.e. 50% of $2, then the Purchase Price will be doubled from 4,735,714 to 9,471,428 shares.

      1.5 Purchase Price Adjustments.

      (a) Any reduction in the Purchase Price pursuant to Section 1.4(c) and (d) above shall be applied to the PubCo shares being held pursuant to the Retention Agreement. The shares held pursuant to the Retention Agreement shall be valued at the average closing price per share of Stock for the 10 trading days prior to the date for calculating such adjustments as per clauses 1.4 (c) and (d) above (as reported on the Bloomberg reporting system or other recognized reporting system),

      (b) Any increase in the Purchase Price pursuant to Sections 1.4 (e), (f) or (g) above shall be settled by issuing additional shares of PubCo in to PLATO. Any additional shares issued shall be valued at the average closing price per share of Stock for the 10 trading days prior to the date for calculating such adjustments as per clause 1.4 (e) (f) and (g) above (as reported on the Bloomberg reporting system or other recognized reporting system),

      1.6 The Closing.

      (a) The Closing shall take place at the offices of Ellenoff, Grossman, Schole & Cyruli, LLP, 370 Lexington Avenue; New York, NY 10017 on June 10, 2002, or any date thereafter mutually agreeable to the parties (the "Closing Date"). Notwithstanding anything said in this agreement, if the Closing does not take place by March 31st, 2002


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for any reason whatsoever, either party will have the right to immediately terminate this agreement without any resultant liability.

      1.7 Allocation of Purchase Price. The aggregate amount of the Purchase Price shall, for tax purposes only, be allocated among the Assets and Assumed Liabilities substantially in accordance with the amounts set forth on Schedule
1.3. PLATO and Inclusion agree that they will not take any position which is materially inconsistent with the allocations provided for in this Agreement in preparing income, capital or franchise tax returns.

2. Representations of PLATO

      The representations and warranties made by PLATO herein or in any instrument or document furnished in connection herewith shall survive the Closing until (and including) the fifth anniversary of the date hereof. The representations and warranties in this Section 2 or in any document delivered to Inclusion pursuant to this Agreement are deemed to be material and Inclusion is entering into this Agreement relying on such representations and warranties. PLATO represents and warrants to Inclusion as follows (it being understood that all references in this Section 2 to PLATO shall be deemed to specifically exclude any of PLATO's subsidiaries, unless explicitly stated otherwise ):

      2.1 Organization. PLATO is a limited liability company duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Except as set forth on Schedule 2.1, PLATO does not own or control, directly or indirectly, any corporation, partnership, association or business entity. PLATO is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Schedule 2.1 contains a true, correct and complete list of all of the jurisdictions in which the ownership of the property used in the Business or the nature of the Business requires qualification.

      2.2 Authorization. The execution and delivery of this Agreement (and all other agreements provided for herein) by PLATO, and the consummation by PLATO of all transactions contemplated hereby, has been duly authorized by all requisite action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which PLATO is a party constitutes the valid and legally binding obligations of PLATO, enforceable against it, in accordance with their respective terms. The execution, delivery and performance by PLATO of this Agreement and the agreements provided for herein, and the consummation by PLATO of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to PLATO; (b) violate the provisions of the organizational documents or operating agreement of PLATO; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d)


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conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of PLATO pursuant to, any contract, agreement, commitment, indenture, mortgage, deed of trust or other instrument to which PLATO is a party or by which any of its assets or properties is or may be bound, other than with respect to obligations of PLATO which will be discharged at or prior to Closing. Schedule
2.2 attached hereto sets forth a true, correct and complete list of all consents, approvals, permissions, licenses, authorizations and other requirements prescribed by law, rule. regulation or by contract in connection with the consummation by PLATO of the transactions contemplated by this Agreement. Except as indicated on Schedule 2.2, all such items have been or will be, prior to the date hereof, obtained and satisfied.

      2.3 Ownership of the Assets. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting their respective Assets (collectively, the "Encumbrances"). PLATO is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to Inclusion good and marketable title to all Assets, which at the Closing will be free and clear of all Encumbrances. The delivery to Inclusion of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to all Assets in Inclusion, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. The Assets to be conveyed to Inclusion hereunder constitute all properties, assets, rights and claims which are necessary to the conduct of the Business as currently conducted by PLATO.

      2.4 Financial Statements.

      (a) PLATO has provided a balance sheet (the "Balance Sheet") for the period ended January 31, 2002. The Balance Sheet including the notes thereon, has been prepared in accordance with generally accepted accounting principles applied consistently with past practice.

      (b) The Balance Sheet is accurate and complete, and fairly presents, in all material respects, as of its respective date, the financial condition, retained earnings (deficit) and assets and liabilities of PLATO for the periods indicated. Nothing has come to the attention of PLATO since the date of the Balance Sheet which would lead it to believe that the cash and non-cash reserves and accruals shown thereon are inadequate for all reasonably anticipated losses, costs and expenses and PLATO reasonably believes that such reserves and accruals are adequate for all of such losses, costs and expenses.

      2.5 Litigation. Except as set forth on Schedule 2.5, PLATO is not a party to, or threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation (to the best of PLATO's knowledge), grievance, arbitration, proceeding, or controversy or claim before, or any agreement with, any court, administrative agency or other governmental authority relating to or affecting the Assets or the business,


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properties, condition (financial or otherwise) or prospects of the Business.
PLATO is not in violation of or in default with respect to any judgment, order, award, writ, injunction, decree or rule of any court, governmental department, commission, agency, instrumentality, arbitrator, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority, where such violation or default would have a material adverse effect upon the Assets, the business, properties, condition (financial or otherwise) or prospects of the Business or the consummation of the transactions contemplated hereby. PLATO has not received notice of any product liability claim, warranty claim or other claim whatsoever which, if decided adversely, would have a material adverse effect on the Assets or the business, condition (financial or otherwise), properties or prospects of the Business.

      2.6 Insurance. Schedule 2.6 sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Business and of all life insurance policies maintained for any employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies" and all claims made under such Insurance Policies since January 1, 1999. True, correct and complete copies of all of the Insurance Policies have been previously delivered by PLATO to Inclusion. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the business of the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 2.6, PLATO has not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of PLATO, no such cancellation, amendment or increase of deductibles, retainers or premiums is threatened.

      2.7 Inventory. All inventory of PLATO, whether or not reflected in the Balance Sheets, is of a quality and quantity usable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets. The quantities of each type of inventory are reasonable and warranted in light of the present circumstances and workload represented by PLATO's Business.

      2.8 Fixed Assets. Schedule 2.8 sets forth a true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the cost and accumulated depreciation on an aggregate basis with respect to all Fixed Assets. Except as set forth in Schedule 2.8, as of the date hereof, the Fixed Assets are in good condition and repair and are sufficiently operational (apart from ordinary wear and tear) to enable Inclusion to conduct the Business in essentially the same manner in which it has heretofore been conducted by PLATO. Prior to the Closing, PLATO shall have completed a physical


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inventory of the Fixed Assets and has identified the Fixed Assets to the reasonable satisfaction of Inclusion , including without limitation, the inspection thereof.

      2.9 Leases. Schedule 2.9 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real estate, identifying separately each ground lease, to which PLATO is a party as lessee or tenant or which PLATO uses in the operations of the Business. Schedule 2.9 attached hereto sets forth a list of all leases of real estate, which Inclusion will assume pursuant to this Agreement (the "Leases'). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by PLATO to Inclusion. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on
Schedule 2.9 attached hereto, have not been modified or amended since the date of delivery to Inclusion. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. Except as set forth on Schedule 2.9 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease by either party thereto, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. PLATO is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal or extension of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by any party under any Lease. PLATO has fulfilled all material obligations required pursuant to the Leases to have been performed by PLATO and has no reason to believe that it will be unable to perform, when due, all of its remaining obligations under said Leases after the date hereof to the Closing. None of the Leases imposes any restrictions that would materially interfere with the continued operation of the business as currently conducted on any of the properties that are the subject of the Leases. There is no pending or, to the best of PLATO's knowledge, threatened eminent domain taking or condemnation that will or may affect any of the proper-ties that are the subject of the Leases.

      2.10 Change in Financial Condition and Assets. Since January 1, 2001, there has been no change, which materially and adversely affects the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business. PLATO has no knowledge of any existing or threatened occurrence, event or development related to the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business which could have a material adverse effect on the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business.

      2.11 Accounts Receivable. Schedule 2.11 sets forth a true, correct and complete list of all Accounts Receivable, including an aging thereof as of the date hereof. All Accounts Receivable arose out of the sales, licensing or services in the ordinary course of business and represent bona fide claims against such parties without defense, offset or


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counterclaim. All such receivables are collectible in the ordinary course of business consistent with past practice.

      2.12 Books and Records. The general ledgers and books of account of PLATO with respect to the Business, and all federal, state, local and international equivalent income, franchise, property and other tax returns filed by PLATO, with respect to the Assets, and all other books and records of PLATO with respect to the Business are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations other than any digression from such practice and procedures which has no material and adverse effect on the Assets or the Business, or the valuations thereof for the purposes of this Agreement, as conducted as of and prior to the date hereof.

      2.13 Contracts and Commitments.

      (a) Schedule 2.13 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral, which relate to the Business and which are to be assigned from PLATO to Inclusion at Closing (collectively, the "Contracts'):

            (i) all material loan agreements, indentures, mortgages and guaranties to which PLATO is a party or by which PLATO or its property is bound;

            (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which PLATO is a party or by which PLATO or any of its property is bound;

            (iii) all contracts, agreements, commitments, purchase orders (other than merchandise deliveries to customers in the normal course of business upon standard terms) or other understandings or arrangements to which PLATO is a party or by which any of their respective property is bound which (A) involve payments or receipts by any of them of more than $5,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) may materially adversely affect the condition (financial or otherwise) or the properties, Assets, business or prospects of the Business;

            (iv) all collective bargaining agreements, employment and consulting agreements, non-competition agreements, trust agreements, executive compensation plans, bonus or profit-sharing plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, memoranda of understanding, arrangements or commitments to which PLATO is a party or by which PLATO or any of its property is bound;

            (v) all agency, distributor, sales representative and similar agreements to which PLATO is a party;

            (vi) all material contracts, agreements or other understandings or arrangements, whether written or oral, between PLATO and any shareholder, employee, officer or director of PLATO which may affect the Business as conducted as of and prior to the date hereof or the Assets;

            (vii) all leases, whether operating, capital or otherwise, under which PLATO is lessor or lessee;

            (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous) which are available;

            (ix) all contracts related to operation, maintenance or management of the leased facilities under any Leases (the "Leased Premises"); and

            (x) any licensing agreements, franchise agreements and other material agreement or contract entered into by PLATO.

      (b) Except as set forth on Schedule 2.13(b) attached hereto:

            (i) each Contract is a valid and binding agreement of PLATO, enforceable against PLATO in accordance with its terms, and PLATO has no knowledge that any Contract is not a valid and binding agreement of the other parties thereto:

            (ii) PLATO has fulfilled all material obligations required pursuant to the Contracts to have been performed by it prior to the date hereof, and PLATO has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof to the Closing;

            (iii) PLATO is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto (an "Inchoate Default"); and

            (iv) to the best knowledge of PLATO, there is no existing breach or default by any other party to any Contract, and no Inchoate Default.

      (c) Except as set forth on Schedule 2.13, the continuation, validity and effectiveness of each Contract would not be affected by the transfer thereof to Inclusion under this Agreement and all such Contracts are assignable to Inclusion without a consent.

      (d) True, correct and complete copies of all of the foregoing contracts and agreements (other than all unfilled purchase orders and all unfilled customer orders), including but not limited to the Contracts, and a list of all unfilled purchase orders and all unfilled customer orders, shall be delivered by PLATO to Inclusion within five days of the date hereof other than Contracts which will be terminated as of the Closing.

      2.14 Compliance with Laws. PLATO has all requisite licenses, permits and certificates, including health and safety permits, from federal, state, local and international equivalent authorities necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). Schedule 2.14 sets forth a true, correct and complete list of all such Permits, copies of which previously have been (or within five business days hereof will be) delivered by PLATO to Inclusion. PLATO has not engaged in any activity which would cause or, to the knowledge of PLATO, permit revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or Inchoate Defaults by PLATO under any Permit. PLATO has no knowledge of any default or claimed or purported or alleged default or Inchoate Defaults on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. Except as set forth in Schedule 2.14, the consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity or effectiveness of the Permits or require the consent of any third party under any such Permit. PLATO is not in violation of any law, regulation or ordinance (including but not limited to laws, regulations or ordinances relating to building, zoning, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Assets or the business, properties, condition (financial or otherwise) or prospects of PLATO. The business of PLATO does not violate, in any material respect, and PLATO is not in violation of, any federal, state, local or the international equivalent laws, regulations or orders, the violation or enforcement of which would have a material and adverse effect on the Assets, business, properties, condition (financial or otherwise) or prospects of PLATO. Except as set forth on Schedule 2.14, PLATO has not received any notice or communication from any federal, state, international equivalent, or local governmental or regulatory authority or otherwise of any such violation or noncompliance and has not received any notice prior to such time of any violation that has not been cured.

      2.15 Employee Relations.

      (a) PLATO is in compliance with all material federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or taxes or workers compensation assessments or penalties.

      (b) Except as set forth on Schedule 2.15:

            (i) There are no disputes, employee grievances or disciplinary actions pending or to the knowledge of PLATO threatened or involving PLATO or any of its present or former employees.

            (ii) PLATO has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a material adverse effect on the Business.

            (iii) PLATO is not engaged in any unfair labor practice and has no liability for any arrears of wages or taxes or penalties for failure to comply with any such provisions of law.

      D. There is no labor strike, dispute, slowdown or stoppage pending or to the knowledge of PLATO threatened against or affecting PLATO.

      E. No collective bargaining agreement is binding on PLATO.PLATO does not have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of PLATO, and PLATO not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

      2.16 Absence of Certain Changes or Events. Except as set forth on Schedule 2.16, since January 1, 2001, PLATO has not entered into any transaction, which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, PLATO has not:

      (a) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

      (b) Sold , assigned or transferred any of its Assets (except for Inventory sold in the ordinary course of business);

      (c) Made any material amendment to or termination of any Contract or done any act or omitted to do any act, which would cause the breach of any Contract;

      (d) Suffered any casualty losses, whether insured or uninsured, and whether or not in the control of PLATO, in excess of $5,000 in the aggregate, or waived any rights of any value unless such loss or waiver is reflected in the Financial Statements;

      (e) Authorized or issued recall notices for any of its products relating to the Business or initiated any safety investigations relating to the Business;

      (f) Merged or consolidated with or into any corporation or other entity;

      (g) Made, accrued or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, or, except in accordance with past practice and the ordinary course of business, its employees;

      (h) Waived, forgiven, released or compromised any rights of material (individually or in the aggregate) value to the Business, including without limitation any indebtedness owed to PLATO;

      (i) Failed to use best efforts to (i) preserve the possession, control and good condition of the Assets and Business, (ii) keep in faithful service its present officers and key employees, and (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it;

      (j) Failed to operate the Business and maintain its books, accounts and records in the customary manner and in accordance with past practice;

      (k) Materially altered the terms, status or funding condition of any Employee Plan except as contemplated by this Agreement;

      (l) Entered into any collective bargaining contract, or any joint venture, partnership or other arrangement for the conduct of the Business;

      (m) Declared or paid any dividend or other distribution in respect of capital stock;

      (n) Made any purchase, redemption or other acquisition, directly or indirectly, of any outstanding capital stock;

      (o) Forgiven, released or compromised any indebtedness owed to PLATO by any employee or other person except upon full payment or, in the case of any customer, returns and allowances made in the ordinary course of business consistent with past practices;

      (q) Commenced any legal proceeding in bankruptcy or any other action seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect or make any other assignment for the benefit of its creditors; or

      (r) Received notice of any litigation, warranty claim or products liability claims relating to the Business.

      2.17 Customers. Schedule 2.17 sets forth a true, correct and complete list of the names and addresses of all customers of PLATO. None of the 15 customers which accounted for the largest dollar volume of purchases from PLATO for the twelve month period ended December 31, 2001, has notified PLATO that it intends to discontinue its relationship with PLATO nor, to the best of PLATO's knowledge, does there exist any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of PLATO with any such customer nor does there exist a present condition or state of facts or circumstances known to PLATO involving such customers which would materially adversely affect the Business or prevent Inclusion from conducting the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted by PLATO. PLATO has no consignment sales in effect as of the date hereof and no customer has any return rights except as set forth on Schedule 2.17.

      2.18 Suppliers. Schedule 2.18 sets forth a true, correct and complete list of the names and addresses of the ten suppliers of PLATO which accounted for the largest dollar volume of purchases by PLATO for the twelve month periods ended the date hereof and twelve months prior to the date hereof, respectively. None of PLATO's suppliers has notified PLATO that it intends to discontinue its relationship with PLATO, nor raise its prices so as to materially adversely affect the Business nor, to the best of PLATO's knowledge, does there exist any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of PLATO with any such supplier, nor does there exist a present condition or state of facts or circumstances known to PLATO involving such suppliers which would materially adversely affect the Business or prevent Inclusion from conducting the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted by PLATO.

      2.19 Prepayments and Deposits. Except as set forth on Schedule 2.19, PLATO has no prepayments or deposits from customers for products to be shipped, or services to be performed, by PLATO after the date hereof.

      2.20 Trade Names and Other Intangible Property.

      (a) Schedule 2.20 attached hereto sets forth a true, correct and complete list and a description of all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by PLATO to Inclusion. PLATO has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any such license or agreement. During the past five years the only name by which PLATO has been known or which PLATO has used is its business name set forth in the preamble of this Agreement.

      (b) Except as otherwise disclosed in Schedule 2.20 attached hereto, PLATO is the sole and exclusive owner, free and clear of all liens, claims and restrictions, of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by PLATO is sufficient to conduct the Business, as presently conducted. PLATO has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. Except as otherwise disclosed in Schedule 2.20, PLATO (i) has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of PLATO, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, copyright or other property right, with respect to the use thereof or in connection with the conduct of the Business or otherwise. PLATO has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property. Except as set forth in Schedule 2.20, the consummation of the transactions contemplated by this Agreement (including any required financing) will in no way affect the continuation, validity or effectiveness of the Intangible Property or require the consent of any third party in respect of the Intangible Property.

      2.22 Leased Premises.

      (a) Schedule 2.22 contains a true, correct and complete list of the address of all Leased Premises.

      (b) Except as set forth on Schedule 2.22, no work has been performed on or materials supplied to the Leased Premises within any applicable statutory period which could give rise to mechanics or materialmen's liens; all bills and claims for labor performed and materials furnished to or for the benefit of the Leased Premises for all periods prior to the Closing shall be paid in full, and PLATO has no knowledge of any mechanic's or materialmen's liens, whether or not perfected, on or affecting any portion of the Leased Premises.

      (c) There is no pending or threatened condemnation or eminent domain proceeding with respect to the Leased Premises.

      (d) Except as set forth on Schedule 2.22, there are no taxes or betterment or special assessments other than ordinary real estate taxes pending or payable against the Leased Premises and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Leased Premises; PLATO has no knowledge of any proposed special assessment that may affect the Leased Premises or any part thereof; there are no penalties due with respect to real estate taxes and/or impositions, and all real estate taxes and/or impositions (excepting those for the current year that are not yet due and payable) with respect to the Leased Premises have been paid in full; there are no taxes or levies, permit fees or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature.

      (e) The Leased Premises comply with the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees (collectively, the "Government Regulations") of any and all government agencies. To the extent set forth in Schedule 2.10, PLATO has obtained and provided to Inclusion all consents, permits, licenses and approvals required by such Government Regulations, such consents, permits, licenses and approvals are in full force and effect, have been property and validly issued, and on or prior to the date hereof will be assigned to Inclusion by PLATO to the extent the same are assignable. Except as set forth in Schedule 2.22, there is no uncured breach of any condition or requirement imposed by, or pursuant to, any permit or license issued with respect to the Leased Premises. There is no action pending or, to the best of PLATO's knowledge, threatened by any government agencies claiming that the Leased Premises violates such Government Regulations or threatening to shut down the Business or the use of the Assets or to prevent the Assets from being used as presently used.

      (f) Except as set forth on Schedule 2.22, there are no actions, suits, petitions, notices or proceeding spending, given or, to the best of PLATO's knowledge, threatened by any persons or government agencies before any court, government agencies or instrumentality's, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the value, occupancy, use or operation of the Leased Premises.

      (g) The structural components of all of the buildings located on the Leased Premises are in good condition and repair, normal wear and tear excepted.

      (h) PLATO (i) has not received notice and (ii) has no knowledge of the existence of any outstanding notice:

            (A) From any federal, state, county, municipal or the international equivalent authority alleging any health, safety, pollution, environmental, zoning or other violation of law with respect to the Leased Premises or any part thereof that has not been entirely corrected; or

            (B) From any insurance company or bonding company with respect to any defects or inadequacies in the Leased Premises or any part thereof that would adversely affect the insurability of same or cause the imposition of extraordinary premiums or charges therefor or any termination or threatened termination of any policy of insurance or bond relating thereto.

      If PLATO obtains knowledge of any such notice prior to the date hereof, PLATO shall promptly notify Inclusion thereof.

      2.23 Disclosure. No representation or warranty by PLATO in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

PLATO has disclosed to Inclusion all material facts pertaining to the transactions contemplated by this Agreement.

      2.24 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by PLATO without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment.

      2.25 Preservation of Assets. PLATO has not sold, assigned or transferred any of the Assets, other than in the ordinary course of business, or declared or paid any dividend or other distribution in respect of shares of capital stock or made any purchase, redemption or other acquisition, directly or indirectly, of any outstanding shares of its capital stock.

4. Representations of Inclusion.

      Representations and warranties made by Inclusion herein or in any instrument or document furnished in connection herewith shall survive the Closing until (and including) the fifth anniversary of the date hereof. Inclusion represents and warrants to PLATO as follows:

      4.1 Organization and Authority. Inclusion is duly organized and validly existing and in good standing under the laws of the State of California, and has requisite power and authority to own its properties and to carry on its business as now being conducted. Inclusion has full power to execute and deliver this Agreement, and the Assumption Agreement and to consummate the transactions contemplated hereby and thereby.

      4.2 Authorization. The execution and delivery of this Agreement by Inclusion and the agreements provided for herein to which it is a party, and the consummation by Inclusion of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the respective valid and legally binding obligations of Inclusion, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by Inclusion of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Inclusion; (b) violate the provisions of the organizational documents of Inclusion; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Inclusion; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Inclusion pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which Inclusion is or may be bound. Schedule 4.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required of INCL in connection with the consummation by Inclusion of the transactions contemplated by this Agreement.

      4.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Inclusion and which are necessary for its consummation by Inclusion of the transactions contemplated by this Agreement have been, or will be prior to the date hereof, obtained and satisfied.

      4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Inclusion without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment.

      4.5 Financial Statements.

      (a) Inclusion has provided a balance sheet (the "Inclusion Balance Sheet") for the period ended January 31, 2002. The Inclusion Balance Sheet including the notes thereon, has been prepared in accordance with generally accepted accounting principles applied consistently with past practice.

      (b) The Inclusion Balance Sheet is accurate and complete, and fairly presents, in all material respects, as of its respective date, the financial condition, retained earnings (deficit) and assets and liabilities of Inclusion for the period indicated. Nothing has come to the attention of Inclusion since the date of the Inclusion Balance Sheet which would lead it to believe that the cash and non-cash reserves and accruals shown thereon are inadequate for all reasonably anticipated losses, costs and expenses and Inclusion reasonably believes that such reserves and accruals are adequate for all of such losses, costs and expenses.

5. Confidentiality; Public Announcements

      5.1 Confidentiality. All information not previously disclosed to the public or not generally known to persons engaged in the business of PLATO or Inclusion which shall have been furnished by Inclusion or PLATO to the other party in connection with the transactions contemplated hereby shall not be disclosed by such receiving party to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

      5.2 Public Announcements. Until the Closing, neither PLATO nor the Stockholders shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of Inclusion except as required by law.

6. Employee Matters

      6.1 PLATO's Employees. PLATO has furnished to Inclusion a list containing the names of all its employees (hereinafter collectively called the "PLATO's Employees'), including each such employee's status, applicable tax identification number and current compensation. If any such employee's employment is terminated or status changed prior to the date hereof, PLATO shall promptly notify Inclusion of such termination or status change and, in the case of termination, if such employee is replaced, the name, date of hire and compensation of the individual replacing such employee.

      6.2 Future Changes. Subject to Section 6.5, nothing in this Section 6 shall require Inclusion to retain any of PLATO's Employees for any period of time after the date hereof. Subject to requirements of applicable law, Inclusion reserves the right at any time after the date hereof to terminate such employment and amend, modify or terminate any term or condition of employment, including without limitation, any employee benefit plan, program, policy, practice or arrangement.

      6.3 Reporting of Data. Inclusion and PLATO shall compile and furnish to each other such actuarial and employee data as shall be required from time to time for each party to perform and fulfill its obligations under this Section 6.

      6.4 Pending Litigation. With respect to any litigation pending, or to the knowledge of PLATO threatened, as set forth in Schedule 2.5 hereto, which claim alleges violation of any nondiscrimination laws, collective bargaining agreements, employment contract and termination thereof or wage and hour laws, PLATO shall fully defend such claim. PLATO shall be responsible for any monetary damages awarded in connection therewith. It is understood by the parties that if PLATO chooses to settle any matter relating to any of the foregoing, including the terms and conditions thereof of any back pay claims, such settlement shall be at the sole discretion of PLATO and PLATO shall be solely responsible for the payment or performance of any such settlement terms.

      6.5 Executive employment. Immediately following the Closing, Suresh Mathai, Vishwanath Sowani and Henry Lo (the `PLATO Management') will join Inclusion as members of the combined management team. Their positions will respectively be; Chief Operating Officer (COO), Consultant - International Business and Strategic Planning and Chief Financial Officer (CFO).

7. Best Efforts to Obtain Satisfaction of Conditions

      PLATO and Inclusion covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

8. Conditions to Obligations of Inclusion

      The obligations of Inclusion under this Agreement are subject to the fulfillment, at the date hereof, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Inclusion:

      8.1 Continued Truth of Representations and Warranties of PLATO; Compliance with Covenants and Obligations. The representations and warranties of PLATO shall be true on and as of the date hereof. PLATO shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the date hereof.

      8.2 Company Proceedings. All company and other proceedings required to be taken on the part of PLATO to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

      8.3 Other Governmental Approvals. All courts of law, governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by PLATO of the transactions contemplated by this Agreement and the operation of PLATO's business by Inclusion, shall have consented to, authorized, permitted or approved such transactions including but not limited to, all clearance certificates required pursuant to any applicable retail sales tax legislation required in connection with the completion of the transactions contemplated herein.

      8.4 Consents of Lenders, Lessors and Other Third Parties. PLATO shall have received the consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for PLATO to consummate the transactions contemplated by this Agreement.

      8.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of Inclusion to own or use the Assets after the date hereof.

      8.6 Board of Directors and Stockholders Approval. The Board of Directors and shareholders of PLATO shall have duly authorized the transactions contemplated by this Agreement

      8.7 Title to Assets. At the Closing, Inclusion shall receive good and marketable title to all Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

      8.8 Fire, Casualty or Eminent Domain. If any of the Assets are, prior to the date hereof, either damaged by fire or other casualty insured against or taken, in whole or in part, by eminent domain proceedings, then Inclusion shall have the right to accept said Assets in their damaged or diminished condition together with an assignment to Inclusion of all insurance and/or condemnation proceeds payable with respect to such fire, casualty or loss or terminate this Agreement.

      8.9 Due Diligence Review. Inclusion shall have completed a due diligence review of the Business, the results of which are satisfactory to Inclusion.

      8.10 Employment Agreement. Suresh Mathai, Henry Lo and Vishwanath Sowani shall have entered into Employment or Consultancy Agreements as the case may be with Inclusion in the forms attached hereto as Exhibit C, (the "Employment &/or Consultancy Agreements").

      8.11 PLATO's Employees. A full list of all employees of PLATO and/or its subsidiaries as of the date hereof is given on Schedule 8.11. Each of these Employees has agreed to be employed by Inclusion as of the date hereof and will execute an agreement with Inclusion which contains invention assignment, non-competition and non-solicitation provisions on or before April 30, 2002.

      8.12 Closing Deliveries. Inclusion shall have received at or prior to the Closing each of the following documents:

      (a) A bill of sale substantially in the form attached hereto as Exhibit A executed by PLATO;

      (b) such instruments of conveyance, assignment and transfer, and motor vehicle transfers and safety inspection certificates, if any, in form and substance satisfactory to Inclusion, as shall be appropriate to convey, transfer and assign to, and to vest in, Inclusion, good and marketable title to the Assets other than the Intangible Property;

      (c) such instruments of conveyance, assignment and transfer in form and substance satisfactory to Inclusion and in a form appropriate to file, if required, with the United States Office of Patents and Trademarks (or its international equivalent), sufficient to convey, transfer and assign to, and to vest in, Inclusion, good and marketable title to the Intangible Property;

      (d) All technical data, formulations, product literature and other documentation relating to PLATO's business, all in form and substance satisfactory to Inclusion;

      (e) Such contracts, files and other data and documents pertaining to the Assets or the Business as Inclusion may reasonably request;

      (f) copies of the general ledgers and books of account of PLATO related to the Business, and all federal, state, local and international equivalent income, franchise, capital, property and other tax returns filed by PLATO with respect to the Assets.

      (g) such certificates of PLATO's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as Inclusion shall reasonably request;

      (h) certificate of the Secretary of PLATO attesting to the incumbency of PLATO's officers, respectively, and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

      (i) estoppel certificates from each lessor under the Leases set forth in
Schedule 2.9 attached hereto (i) consenting to the assignment of such Lease to Inclusion; (ii) representing that there are no outstanding claims against PLATO under any such Lease, and no outstanding defaults or events which, with the passage of time, may become defaults; (iii) specifying the commencement and termination dates under the Lease; and (iv) providing that any purchase right, purchase option, right of first refusal, renewal right or other similar provision is enforceable by Inclusion and specifying the rental rates under the Lease and any other matters that Inclusion may reasonably require;

      (j) the originals, if in PLATO's possession, of all building permits, certificates of occupancy, and other governmental licenses, permits and approvals, and all plans and specifications relating to the Leased Premises not previously delivered to Inclusion;

      (k) the Employment Agreements executed by the PLATO Management

      (1) the Opinion of PLATO's Counsel;

      (m) the Amendment of the organizational documents of PLATO to discontinue the use of the names "PlanetIntra" and "Intra.Net" and to file any instruments as may be necessary with any governmental authority to change their business names and international equivalent qualifications; and

      (n) Such other documents, instruments or certificates as Inclusion may reasonably request in order to evidence the accuracy of the Selling Parties' representations or compliance by PLATO with its covenants hereunder.

9. Conditions to Obligations of PLATO

      The obligations of PLATO under this Agreement are subject to the fulfillment, at the date hereof, of the following conditions precedent, each of which may be waived in writing at the sole discretion of PLATO:

      9.1 Continued Truth of Representations and Warranties of Inclusion, Compliance with Covenants and Obligations. The representations and warranties of Inclusion in this Agreement shall be true on and as of the date hereof. Inclusion shall have performed and complied with all covenants required by this Agreement to be performed or complied with by each of them prior to or at the date hereof.

      9.2 Corporate Proceedings. All corporate, legal and other proceedings required to be taken on the part of Inclusion to authorize or carry out this Agreement shall have been taken.

      9.3 Approvals. All other governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by Inclusion of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

      9.4 Acquisition of PubCo. Inclusion has completed its reverse acquisition of a company whose common stock in traded on the OTCBB.

      9.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      9.6. Outstanding Shares. The PubCo Shares and Warrants given to PLATO as payment under section 1.4 (b), at Closing and prior to other acquisitions by Inclusion, shall represent 49.1% of all of the then-issued and outstanding shares (including all fully paid up warrants and vested or unvested options) of PubCo .

      9.7 Stockholder Rights Agreement. PubCo shall have executed a Stockholder Rights Agreement substantially in the form attached hereto as Exhibit D.

      9.8 Retention Agreement. Inclusion shall have executed the Retention Agreement substantially in the form attached hereto as Exhibit E.

      9.9 Assumption Agreement. Inclusion shall have executed the Assumption Agreement.

      9.10 Equity Raised. Inclusion and/or PubCo shall have raised prior to the Closing, a minimum of at least of $1,000,000 pursuant to a sale of equity for the operations of Inclusion and/or PubCo.

      9.11 Employment Agreement. Martin Nielson shall have entered into an Employment Agreement with Inclusion in the form attached hereto as Exhibit C.

      9.12 Closing Deliveries. PLATO shall have received at or prior to the Closing each of the following documents:

      (a) such certificates of Inclusion's officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 as PLATO shall reasonably request;

      (b) a certificate of the Secretary of Inclusion attesting to the incumbency of Inclusion's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement; and

      (c) such other documents, instruments or certificates as PLATO may reasonably request.

10. Post-Closing Agreements

      10.1 Proprietary Information.

      (a) PLATO shall hold in confidence, and use its best efforts to have all officers, shareholders, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business, and shall not disclose, publish or make use of the same without the consent of Inclusion, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by PLATO or by any other persons who have agreed not to disclose, publish or make use of such information.

      (b) PLATO agrees that the remedy at law for any breach of this Section
10.1 would be inadequate and that Inclusion shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 10.1.

      10.2 Restricted Covenants

      (a) Prohibited Activities. The management of INCL and PLATO, shall execute and deliver at Closing non-compete agreements, providing, among other things, that they may not, without the prior written consent of the Board of Directors of INCL which shall not be unreasonably withheld, and unless the stock price of INCL shall trade below $1.00/share for six consecutive months following Closing, directly or indirectly engage in, become associated with, or be employed by any company in the Knowledge Technology business anywhere in the USA or Europe in which they have a direct or indirect shareholding of over 0.5% of the issued and outstanding share capital, for a period of three years following the Closing Date. For the purposes of this clause, the term "direct or indirect shareholding" shall be interpreted as including all classes of shares, options, exchange rights, profit sharing arrangements or other similar arrangements.

      (b) Damages. Because of the difficulty of measuring economic losses to INCL as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to INCL for which it would have no other adequate remedy, each agrees that, in the event of breach by such individual, the foregoing covenant may be enforced by INCL by injunctions and restraining orders.

      (c) Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this impose a reasonable restraint on the individual concerned in light of the activities and business of INCL (including its parent, affiliates or subsidiaries) on the date of the execution of this Agreement and the current plans of INCL; but it is also the intent of INCL and the that such covenants be construed and enforced in accordance with the changing activities and business of INCL (including its parent, affiliates or subsidiaries) throughout the term of this covenant. It is further agreed by the parties hereto that, in the event that any individual who has entered into an employment agreement with INCL as set forth herein, shall thereafter cease to be employed thereunder, and such individual shall enter into a business or pursue other activities not in competition with INCL (or its parent, affiliates or subsidiaries), or similar activities or business in locations the operations of which, under such circumstances, does not violate this Section and in any event such new business, activities or location are not in violation of this Section or such individual's obligations under this Section, such individual shall not be chargeable with a violation of this Section if INCL (or its parent, affiliates or subsidiaries) shall thereafter enter the same, similar or a competitive (i) business (ii) course of activities, or (iii) location, as applicable.

      (d) Severability; Reformation. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

      (e) Independent Covenant. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the individuals referred to in Section 10.3 (a) above against INCL (or its parent, affiliates or subsidiaries), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by INCL of such covenants. It is specifically agreed that the period of four (4) years stated at the beginning of this Section, during which the agreements and covenants of each individual made in this Section shall be effective, shall be computed by excluding from such computation any time during which such individual is in violation of any provision of this Section. The covenants contained in Section shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

      (f) Materiality. PLATO, INCL and the individuals referred to in Section
10.3 (a) above hereby agree that this covenant is a material and substantial part of this transaction.

      (g) Breach by Others. Notwithstanding anything to the contrary contained herein, no individual referred to in Section 10.3 (a) above shall be liable for any breach of this Section by any other individual/(s) referred to in Section
10.3 (a) above .

      10.3 Sharing of Data. PLATO shall have the right for a period of seven years following the date hereof to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to Inclusion pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of PLATO prior to the date hereof and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Inclusion shall have the right for a period of seven years following the date hereof to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by PLATO pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to Inclusion hereunder or is otherwise needed by Inclusion in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

      10.4 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the date hereof (other than litigation arising out of the transactions contemplated by this Agreement and except as otherwise expressly provided herein). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

      10.5 Communications with Customers. Except as may be reasonably necessary to collect the Accounts Receivable, PLATO shall directly or indirectly communicate with any customer set forth on Schedule 2.17.

11. Indemnification and Reimbursement

      11.1 Indemnification.

      (a) PLATO agrees to indemnify Inclusion, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, taxes, penalties or other additions to taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by PLATO in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by PLATO in this Agreement.

      (b) Inclusion agrees to indemnify and to hold harmless PLATO and its successors and assigns against and in respect of all losses, damages, taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Inclusion in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Inclusion in this Agreement.

      11.2 Notice. If any party entitled to indemnification pursuant to this
Section 11.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

      The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding- and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement.

      11.3 Right to Offset. To secure its obligations pursuant to the provisions of Section 11 hereof, PLATO has agreed, pursuant to the Retention Agreement, to escrow 500,000 PubCo shares. Indemnity obligations hereunder shall be satisfied, in the case of indemnification of Inclusion, first, through the release of PubCo shares pursuant to the Retention Agreement, such shares to be valued at the average closing price per share of Stock for the 10 trading days prior to the Closing Date (as reported on the Bloomberg reporting system or other recognized reporting system) and in the event that any such claim is not fully covered by the release of PubCo shares, then by PLATO.

      11.4 Confidentiality. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the "attorney-client and work-product privileges. In connection therewith, each party agrees that (a) it will use its best efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

12. No Commission Registration

      (a) Investment. PLATO shall receive the PubCo shares with no intention of distributing or reselling the PubCo shares or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to PLATO's right at all times to sell or otherwise dispose of all or any part of the PubCo shares under an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

      (b) Limited Public Market. PLATO acknowledges that the PubCo shares have not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and PLATO will have to hold the PubCo shares and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Notwithstanding anything to the contrary said herein, Inclusion agrees that the PubCo shares given to PLATO under this agreement will be registered no later than any other similarly restricted shares given to any other present or future shareholder of Inclusion.

      (c) No Intention to Dispose of Stock. PLATO has no current plan or intention, or is under any binding commitment or contract, to sell, exchange or otherwise dispose of the PubCo shares received hereunder except as specified in the Lock-Up agreement which will be executed substantially in the form attached hereunder as Exhibit F.

13. Transfer and Sales Tax.

      PLATO shall be responsible for and pay all filing and recording taxes and fees, and all sales, use and transfer taxes and fees, if any, upon the sale and transfer of the Assets hereunder.

14. Notices

      Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecommunications) and delivered personally or sent by telex, telecopy or other wire transmission (with request for assurance in a manner typical with respect to communications of that type), federal express or other overnight air courier (postage prepaid), registered or certified mail (postage prepaid with return receipt requested), addressed as follows or to such other address of which the par-ties may have given notice:

         To PLATO:

                  Suite 500, 500 Ouellette Avenue
                  Windsor, Ontario
                  Canada N9A 1B3

         To Inclusion:

                  4966 El Camino Real
                  Los Altos, CA  94022

      Unless other-wise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by wire transmission; (b) on the next business day after mailing or deposit with an overnight air courier; or (c) five business days after being sent, if sent by registered or certified mail.

15. Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither PLATO nor Inclusion may assign all or a portion of its rights and obligations hereunder without the prior written consent of the other party, except that Inclusion may assign all or a portion of its rights and obligations hereunder to a public company acquired by Inclusion. Any assignment in contravention of this provision shall be void.

16. Entire Agreement; Amendments, Attachments

      (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties except as expressly provided herein. The parties may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Inclusion and PLATO.

      (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

17. Expenses

      Except as otherwise expressly provided herein, Inclusion and PLATO shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

18. Legal Fees

      In the event that legal proceedings are commenced by Inclusion against PLATO, or by PLATO against Inclusion, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

19. Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of law rules or principles.

20. Section Headings

      The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

21. Severability

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

22. Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

23. Ambiguity in Negotiations

      Each party shall have been deemed to have participated equally in the negotiation of this Agreement and the agreements contemplated hereby and any ambiguity in any such contracts shall not be construed against any purported author thereof

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.


                                         Inclusion, Inc..

                                         By: /s/ Martin Nielson
                                            ------------------------------------
                                         Martin Nielson, Chief Executive Officer


                                         Planet-Intra.com International Ltd.

                                         By: /s/ Suresh Mathai
                                            ------------------------------------
                                         Suresh Mathai,
                                            Co-Chief Executive & Director